SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

INFORMATION STATEMENT

PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

SCHEDULE 14C

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SOW GOOD INC.

(Name of Registrant As Specified In Its Charter)

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SOW GOOD INC.

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

September 7, 2021

Dear Stockholders:

We are furnishing the attached Information Statement to the holders of common stock, par value $0.0001 per share (the “Common Stock”), of Sow Good Inc., a Nevada corporation (the “Company,” “we,” “us” or “our”). The purpose of the Information Statement is to notify stockholders in accordance with Chapter 78 of the Nevada Revised Statutes (the “NRS”) that the Board of Directors (the “Board”) has approved and, in lieu of a meeting of the stockholders of the Company, certain stockholders who hold a majority of the aggregate issued and outstanding shares of our voting stock (the “Voting Stockholders”), have taken and approved the actions to ratify the Board of Directors’ several amendments of the Company’s 2020 Equity Plan (the “Plan Amendments”).

This notice and accompanying Information Statement shall constitute notice to you of the Voting Stockholders taking the aforementioned stockholder actions by written consent, without a meeting, pursuant to the requirements of the NRS.

The accompanying Information Statement is being provided to you for your information to comply with the requirements of Regulation 14C of the Securities Exchange Act of 1934, (“Exchange Act”). This Information Statement constitutes notice to you of the aforementioned corporate actions to be taken without a meeting, pursuant to the requirements of the NRS. You are urged to read this Information Statement carefully in its entirety. However, no action is required on your part in connection with this document, including with respect to the approval of the Plan Amendments. No meeting of our stockholders will be held or proxies requested because we have received written consent to these matters from the Voting Stockholders.

Under Rule 14c-2(b) of the Exchange Act, none of the actions described in the Information Statement may be taken earlier than 20 calendar days after we have sent or given the Information Statement to our stockholders. We intend to distribute this Notice and Information Statement to our stockholders on or about September 8, 2021. The record date established for purposes of determining the number of issued and outstanding shares of voting stock, and thus voting power, was September 3, 2021.

THIS IS FOR YOUR INFORMATION ONLY. YOU DO NOT NEED TO DO ANYTHING IN RESPONSE TO THIS INFORMATION STATEMENT. THIS IS NOT A NOTICE OF MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

Sincerely

/s/ Claudia Goldfarb
Name: Claudia Goldfarb
Title: Chief Executive Officer

SOW GOOD INC.

1440 North Union Bower Rd.

Irving, TX 75061

(214) 623-6055

INFORMATION STATEMENT

We Are Not Asking You for a Proxy and

You Are Requested Not To Send Us a Proxy

INTRODUCTION

This Information Statement is being furnished to the stockholders of Sow Good Inc. (the “Company,” “we,” “us,” or “our”) in connection with the actions to be taken by us as a result of written consents in lieu of a meeting of stockholders pursuant to the NRS dated September 3, 2021.

This Information Statement and Notice of Stockholder Action by Written Consent is being furnished by us to our stockholders of record as of September 3, 2021 (the “Record Date”), to inform our stockholders that the Board of Directors of the Company (the “Board”) and the holders of approximately 52% of our outstanding voting securities as of such date (the “Voting Stockholders”), have taken and approved an action (the “Corporate Action”) to approve several amendments the Company’s 2020 Equity Plan (the “Plan Amendments”).

This Information Statement is being sent to you to notify you of the Corporate Action being taken by written consent in lieu of a meeting of our stockholders. On September 29, 2020, January 4, 2021, and March 19, 2021, our Board adopted and approved the respective Plan Amendments.

On the Record Date, the Voting Stockholders, representing approximately 52% of the voting power of our Company as of the Record Date, adopted and approved by written consent the Plan Amendments.

Section 78.320 of Chapter 78 of the NRS provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders’ meeting convened for the specific purpose of such action. The NRS, however, require that in the event an action is approved by written consent, a company must provide notice of the taking of any corporate action without a meeting to all stockholders who were entitled to vote upon the action but who have not consented to the action.

We are distributing this Information Statement to our Stockholders in full satisfaction of any notice requirements we may have under the NRS and of Regulation 14C of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

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This Information Statement is dated as of September 7, 2021 and is first being sent or given to our stockholders of record on or about September 8, 2021.

On the Record Date, there were 4,716,065 shares of our Common Stock issued and outstanding and entitled to notice of and to vote on all matters presented to stockholders. Holders of Common Stock are entitled to one vote per share.

Pursuant to the NRS, at least a majority of the voting power of the Company, or at least 2,358,033 votes, were required to approve the Corporate Action by written consent. On the Record Date, the Voting Stockholders, as the holders of 2,432,174 votes representing 52% of the outstanding shares of our voting securities, executed written consents adopting, approving and ratifying the Corporate Action, thereby satisfying the requirement under the NRS that at least a majority of the voting power vote in favor of the Corporate Action by written consent.

This Information Statement and the accompanying notice constitute notice to you of action by written consent as required under the NRS. Because we have obtained sufficient stockholder approval of the Corporate Action, no other consents or votes will be solicited in connection with this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Under federal securities laws, the Corporate Action may not be completed until 20 calendar days after the date of distribution of this Information Statement to our stockholders. Therefore, notwithstanding the execution and delivery of the written consent, the Corporate Action will not occur until that time has elapsed.

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DESCRIPTION OF STOCKHOLDER ACTION – AMENDMENTS OF THE 2020 EQUITY PLAN

Introduction and Reasons for the Plan Amendments

Our board of directors and management continues to believe that the effective use of stock-based long-term incentive compensation is vital to our ability to achieve strong performance in the future. On September 29, 2020, January 4, 2021, and March 19, 2021, our Board approved amendments to our 2020 Equity Plan (as defined below) to increase the number of shares reserved for issuance under the 2020 Equity Plan by 194,500 shares, 100,000 shares and 200,000 shares, respectively.

Implementing the Plan Amendments in a manner that ensures the Company’s ability to continue to grant incentive stock options eligible for favorable federal income tax treatment of under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) requires that the Plan Amendments be approved by the Company’s stockholders within 12 months of the date of the Board’s approval.

Background of the 2020 Equity Plan

The 2020 Equity Plan was established to maintain and enhance the key policies and practices adopted by our management and board of directors to align employee and stockholder interests. In addition, our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel. We believe that the adoption of the 2020 Equity Plan is essential to permit our management to continue to provide long-term, equity-based incentives to present and future employees.

The 2020 Equity Plan was originally approved by the stockholders in order to ensure (i) favorable federal income tax treatment for grants of incentive stock options under Section 422 of the Code, and (ii) continued eligibility to receive a federal income tax deduction for certain compensation paid under the 2020 Equity Plan by complying with Rule 162(m) of the Code. The Company originally reserved a total of 320,000 shares of our authorized common stock for issuance under the 2020 Equity Plan.

The cumulative, and only, effect of the Plan Amendments is to increase the number of shares reserved for issuance under the 2020 Equity Plan to an aggregate total of 814,150 shares of our authorized common stock.

The following is a brief summary of the 2020 Equity Plan, as originally adopted. This summary is qualified in its entirety by reference to the text of the 2020 Equity Plan, a copy of which is attached as Annex C to the definitive information statement filed with Securities and Exchange Commission on January 10, 2020, as amended by the Plan Amendments, copies of which are attached as Exhibits 10.4, 10.5 and 10.6 to the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2021 filed with the Securities and Exchange Commission on May 13, 2021.

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General

The 2020 Equity Plan enables our board of directors to provide equity-based incentives through grants of awards to the Company’s present and future employees, directors, consultants and other third party service providers.

Shares issued under the 2020 Equity Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of acquiring another entity will not reduce the maximum number of shares of common stock reserved for issuance under the 2020 Equity Plan. In addition, the number of shares of common stock subject to the 2020 Equity Plan, any number of shares subject to any numerical limit in the 2020 Equity Plan, and the number of shares and terms of any incentive award may be adjusted in the event of any change in our outstanding common stock by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

Administration

The compensation committee of our board of directors (or such other committee as is designated by our board of directors, or in the absence of any such committee, the full board of directors) (the “Committee”), administers the 2020 Equity Plan. Subject to the terms of the 2020 Equity Plan, the Committee has complete authority and discretion to determine the terms of awards under the 2020 Equity Plan.

Stock Options

The 2020 Equity Plan authorizes the grant of Incentive Stock Options and Non-Qualified Stock Options (each an “Option”). Options granted under the 2020 Equity Plan entitle the grantee, upon exercise, to purchase a specified number of shares of common stock from us at a specified exercise price per share. The administrator of the 2020 Equity Plan will determine the period during which an Option may be exercised, as well as any Option vesting schedule, except that no Option may be exercised more than 10 years after the date of grant. The exercise price for shares of common stock covered by an Option cannot be less than the fair market value of the common stock on the date of grant. Under the 2020 Equity Plan, a participant may not surrender an Option for the grant of a new Option with a lower exercise price or another award.

The aggregate fair market value, determined on the date of grant, of shares for which Incentive Stock Options granted under the 2020 Equity Plan become exercisable by a participant during any calendar year shall not exceed $100,000, and any amount in excess of $100,000 shall be treated as Non-Qualified Stock Options. If an Incentive Stock Option is granted to any employee of the Company who owns more than 10% of the total combined voting securities of the Company, the option price of such Incentive Stock Option shall be at least 110% of the fair market value of the common stock on the date of grant, and such Incentive Stock Option shall not be exercisable more than five years after the date of grant.

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Exercise of Stock Options

An Option’s exercise price may be paid in cash or by certified check at the time the Option is exercised, or, at the discretion of the Committee, (1) a reload option whereby the exercise price is paid by exchange of other common stock with a fair market value equal to the Option exercise price; (2) a “cashless” exchange established with a broker; (3) by reducing the number of shares of common stock otherwise deliverable upon exercise with the fair market value equal to the aggregate Option exercise price; or (4) any combination of the previous methods.

SARs

Concurrently with the award of any Option, the administrator of the 2020 Equity Plan may award to the Option holder a related SAR, which permits the Option holder to be paid the appreciation on the related Option in lieu of exercising the Option. Additionally, the administrator may award free-standing SARs that are not affiliated with Options granted under the 2020 Equity Plan. Any SARs related to Incentive Stock Options must be granted together with the related Option. Any SARs with respect to Non-Qualified Stock Options may be granted together or separately from the related Option. SARs may be exercised only for such period of time as the underlying Options are exercisable, in no event more than 10 years from the date of grant. If any SAR is exercised by the holder of the SAR, any underlying Option shall be cancelled, and the shares of common stock underlying such Option shall no longer be available for awards under the 2020 Equity Plan.

Restricted Stock Awards

The 2020 Equity Plan also authorizes the grant of Restricted Stock Awards on terms and conditions established by our board of directors, which may include performance conditions. The terms and conditions will include the designation of a restriction period during which the shares are not transferable and are subject to forfeiture.

Change in Control

The administrator of the 2020 Equity Plan may make provisions in awards with respect to a change in control. Under the 2020 Equity Plan, in the event of a change of control and absent any terms to the contrary in an award, our board of directors may take such actions to provide for one or more of: (a) accelerating the vesting of any or all awards; (b) assuming or substituting any or all outstanding awards; and (c) cashing out any or all outstanding awards immediately before the change in control.

Duration, Amendment and Termination

The administrator of the 2020 Equity Plan may suspend or terminate the 2020 Equity Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 2020 Equity Plan will terminate on the tenth anniversary of its effective date. The administrator may also amend the 2020 Equity Plan at any time, except that no amendment shall be effective unless approved by our stockholders, to the extent stockholder approval is necessary to satisfy any applicable laws. No change may be made that increases the total number of shares of common stock reserved for issuance pursuant to awards or reduces the minimum exercise price for options or exchange of options for other awards, unless such change is authorized by our stockholders. A termination or amendment of the 2020 Equity Plan will not, without the consent of the participant, adversely affect a participant’s rights under a previously granted award.

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Restrictions on Transfer

Incentive Stock Options may not be transferred or exercised by another person except by will or by the laws of descent and distribution. Nonqualified Stock Options may, in the sole discretion of the Committee, be transferrable to certain permitted transferees as provided in the individual award agreements.

Federal Income Tax Information

The following is a general summary of the current federal income tax treatment of awards, which are authorized to be granted under the 2020 Equity Plan, based upon the current provisions of the Code and regulations promulgated thereunder. The rules governing the tax treatment of such awards are quite technical, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, this discussion does not address the tax consequences under applicable state and local law.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2020 EQUITY PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF AN INDIVIDUAL’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH ANY ELIGIBLE INDIVIDUAL MAY RESIDE.

Incentive Stock Options

A participant will not recognize income on the grant or exercise of an Incentive Stock Option. However, the difference between the exercise price and the fair market value of the common stock on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If a participant does not exercise an Incentive Stock Option within certain specified periods after termination of employment, the participant will recognize ordinary income on the exercise of an Incentive Stock Option in the same manner as on the exercise of a Non-Qualified Stock Option, as described below. The general rule is that gain or loss from the sale or exchange of shares of common stock acquired on the exercise of an Incentive Stock Option will be treated as capital gain or loss. If certain holding period requirements are not satisfied, however, the participant generally will recognize ordinary income at the time of the disposition. Gain recognized on the disposition in excess of the ordinary income resulting therefrom will be capital gain, and any loss recognized will be a capital loss.

Non-Qualified Stock Options

A participant generally is not required to recognize income on the grant of a Non-Qualified Stock Option, a stock appreciation right, restricted stock units, a performance grant, or a stock award. Instead, ordinary income generally is required to be recognized on the date the Non-Qualified Stock Option or stock appreciation right is exercised, or in the case of restricted stock units, performance grants, and stock awards, upon the issuance of shares and/or the payment of cash pursuant to the terms of the incentive award. In general, the amount of ordinary income required to be recognized is (a) in the case of a Non-Qualified Stock Option, an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price, (b) in the case of a stock appreciation right, the amount of cash and/or the fair market value of any shares received upon exercise plus the amount of taxes withheld from such amounts, and (c) in the case of restricted stock units, performance grants, and stock awards, the amount of cash and/or the fair market value of any shares received in respect thereof, plus the amount of taxes withheld from such amounts.

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Gain or Loss on Sale or Exchange of Shares

In general, gain or loss from the sale or exchange of shares of common stock granted or awarded under the 2020 Equity Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of shares acquired upon exercise of an incentive stock option (a “disqualifying disposition”), a participant generally will be required to recognize ordinary income upon such disposition.

Deductibility by Company

The Company generally is not allowed a deduction in connection with the grant or exercise of an Incentive Stock Option. However, if a participant is required to recognize ordinary income as a result of a disqualifying disposition, we will be entitled to a deduction equal to the amount of ordinary income so recognized. In general, in the case of a Non-Qualified Stock Option (including an Incentive Stock Option that is treated as a Non-Qualified Stock Option), a stock appreciation right, restricted stock, restricted stock units, performance grants, and stock awards, the Company will be allowed a deduction in an amount equal to the amount of ordinary income recognized by a participant, provided that certain income tax reporting requirements are satisfied.

Performance-Based Compensation

Subject to certain exceptions, Section 162(m) of the Code disallows federal income tax deductions for compensation paid by a publicly-held corporation to certain executives (generally the five highest paid officers) to the extent the amount paid to an executive exceeds $1 million for the taxable year. The 2020 Equity Plan has been designed to allow the Committee to grant stock options, stock appreciation rights, restricted stock, restricted stock units, and performance grants that qualify under an exception to the deduction limit of Section 162(m) for performance-based compensation.

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NEW PLAN BENEFITS

New Plan Benefits Under the 2020 Stock Option Plan, as Amended by the Plan Amendments

As of September 3, 2021, the Board had approved the following awards under the 2020 Equity Plan, which became effective upon ratification of the 2020 Equity Plan by the Voting Stockholders pursuant to the Corporate Action:

SOW GOOD INC. 2020 EQUITY PLAN, AS AMENDED

Name and position	Dollar value ($)(1)	Number of Options
Claudia Goldfarb Chief Executive Officer & Director	$606,000	141,500
Ira Goldfarb Executive Chairman & Director	606,000	141,500
Brad Burke Chief Financial Officer	231,250	47,500
Total for Executive Group	$1,443,250	330,500
Non-Executive Director Group	$919,377	120,755
Non-Executive Officer Employee Group	$1,064,803	197,774

___________________

(1) The fair value of stock options is estimated as of the date of grant using the Black-Scholes-Merton option-pricing model. The Company uses the simplified method to estimate the expected term of options due to insufficient history and high turnover in the past. Further information regarding assumptions made in calculating the grant date fair value of options can be found in “Note 14 — Stock Options” to the Company’s financial statements included in its annual report for the year ended December 31, 2020, and Note 13 of the Company’s financial statements included in its quarterly report for the period ended June 30, 2021 .

Future awards under the 2020 Stock Option Plan will be subject to the discretion of the Board and will depend on a variety of factors, including the value of our common stock at the time of grant, as well as Company and individual performance. Accordingly, it is not possible to determine the future benefits that will be received by eligible participants under the 2020 Stock Option Plan.

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Compensation of Directors and Executive Officers

We currently qualify as a “smaller reporting company” as such term is defined in Rule 405 of the Securities Act and Item 10 of Regulation S-K. Accordingly, and in accordance with relevant SEC rules and guidance, we have elected, with respect to the disclosures required by Item 402 (Executive Compensation) of Regulation S-K, to comply with the disclosure requirements applicable to smaller reporting companies. The following Compensation Overview is not comparable to the “Compensation Discussion and Analysis” that is required of SEC reporting companies that are not smaller reporting companies.

The following Compensation Overview describes the material elements of compensation for our executive officers identified in the Summary Compensation Table (“Named Executive Officers”) for the fiscal year ended December 31, 2020. As more fully described below, our board’s compensation committee reviews and recommends policies, practices, and procedures relating to the total direct compensation of our executive officers, including the Named Executive Officers, and the establishment and administration of certain of our employee benefit plans to our board of directors.

Compensation Program Objectives and Rewards

Our compensation philosophy is based on the premise of attracting, retaining, and motivating exceptional leaders, setting high goals, working toward the common objectives of meeting the expectations of customers and stockholders, and rewarding outstanding performance. Following this philosophy, we consider all relevant factors in determining executive compensation, including the competition for talent, our desire to link pay with performance, the use of equity to align executive interests with those of our stockholders, individual contributions, teamwork, and each executive’s total compensation package. We strive to accomplish these objectives by compensating all executives with compensation packages consisting of a combination of competitive base salary and incentive compensation.

The compensation received by our Named Executive Officers is based primarily on the levels at which we can afford to retain them and their responsibilities and individual contributions. Our compensation policy also reflects our strategy of minimizing general and administration expenses and utilizing independent professional consultants. Our compensation committee and board of directors apply the compensation philosophy and policies described below to determine the compensation of Named Executive Officers.

The primary purpose of the compensation and benefits we consider is to attract, retain, and motivate highly talented individuals who will engage in the behavior necessary to enable us to succeed in our mission, while upholding our values in a highly competitive marketplace. Different elements are designed to engender different behaviors, and the actual incentive amounts which may be awarded to each Named Executive Officer are subject to the annual review of our compensation committee who will make recommendations regarding compensation to our board of directors. The following is a brief description of the key elements of our planned executive compensation structure.

•	Base salary and benefits are designed to attract and retain employees over time.

•	Incentive compensation awards are designed to focus employees on the business objectives for a particular year.

•	Equity incentive awards, such as stock options and non-vested stock, focus executives’ efforts on the behaviors within the recipients’ control that they believe are designed to ensure our long-term success as reflected in increases to our stock prices over a period of several years, growth in our profitability and other elements.

•	Severance and change in control plans are designed to facilitate a company’s ability to attract and retain executives as we compete for talented employees in a marketplace where such protections are commonly offered.

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Benchmarking

We have not yet adopted benchmarking but may do so in the future. When making compensation decisions, our compensation committee and board of directors may compare each element of compensation paid to our Named Executive Officers against a report showing comparable compensation metrics from a group that includes both publicly-traded and privately-held companies. Our board believes that while such peer group benchmarks are a point of reference for measurement, they are not necessarily a determining factor in setting executive compensation. Each executive officer’s compensation relative to the benchmark varies based on the scope of responsibility and time in the position. We have not yet formally established our peer group for this purpose.

The Elements of The Company’s Compensation Program

Base Salary

Executive officer base salaries are based on job responsibilities and individual contribution. Our compensation committee and board of directors review the base salaries of our executive officers, including our Named Executive Officers, considering factors such as corporate progress toward achieving objectives (without reference to any specific performance-related targets) and individual performance experience and expertise. Additional factors reviewed by our compensation committee and board of directors in determining appropriate base salary levels and raises include subjective factors related to corporate and individual performance. For the year ended December 31, 2020, all executive officer base salary decisions were approved by the board of directors at the time we entered into the respective employment agreements with our Named Executive Officers.

Incentive Compensation Awards

No bonuses were granted in 2020 or 2019.

If our revenue grows, industry conditions improve, and bonuses become affordable and justifiable, we expect to use the following parameters in justifying and quantifying bonuses for our Named Executive Officers and other officers of the Company: (1) the growth in our revenue, (2) the growth in our earnings before interest, taxes, depreciation and amortization, as adjusted (“EBITDA”), and (3) our stock price. The board has not adopted specific performance goals and target bonus amounts, but may do so in the future.

Equity Incentive Awards

We believe equity incentive awards motivate our employees to work to improve our business and stock price performance, thereby further linking the interests of our senior management and our stockholders. The board considers several factors in determining whether awards are granted to an executive officer, including those previously described above in the summary of the 2020 Equity Plan, as well as the executive’s position, his or her performance and responsibilities, and the amount of options or other awards, if any, currently held by the officer and their vesting schedule. Our policy prohibits backdating options or granting them retroactively.

Benefits and Perquisites

At this stage of our business we have benefits that are generally comparable to those offered by other small private and public companies and no prerequisites for our employees. We may adopt additional benefits and confer other fringe benefits for our executive officers in the future.

Executive Officer Compensation

The following table sets forth the total compensation paid in all forms to our named executive officers of the Company during the periods indicated:

Summary Compensation Table

Name and Principal			Stock	Option	Non-Equity Incentive Plan	Non Qualified Deferred Compensation	All Other
Position	Year	Salary	Awards	Awards	Compensation	Earnings	Compensation(6)	Total

Ira Goldfarb,(1) Executive Chairman	2020	$–	$67,092	$325,944	$–	$–	$–	$393,036

Claudia Goldfarb,(2) Chief Executive Officer	2020	$–	$61,505	$325,944	$–	$–	$–	$387,449

Brad Burke,(3) Chief Financial Officer	2020	$69,708	$–	$79,455	$–	$–	$–	$149,163

Kenneth T. DeCubellis,(4) Former Chief Executive Officer	2020	$300,000	$–	$225,534	$–	$–	$216,892	$742,426
	2019	$275,000	$–	$–	$–	$–	$–	$275,000

Michael Eisele,(5) Former Chief Operating Officer	2020	$322,197	$–	$157,874	$–	$–	$151,824	$631,895
	2019	$187,000	$–	$–	$–	$–	$–	$187,000

 __________

(1)Mr. Goldfarb was appointed Executive Chairman of the Board of Directors on October 1, 2020. We have agreed to compensate Mr. Goldfarb a total of $330,000 in cash per year commencing on January 1, 2022, and 6,044 shares per month through December 31, 2021. On January 4, 2021, we issued 18,133 shares for Mr. Goldfarb’s services in 2020. On October 2, 2020, we granted Mr. Goldfarb an option to purchase 50,000 shares of common stock at an exercise price of $5.25 per share. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 533% and a call option value of $5.2102, was $260,509. On December 28, 2020, we granted Mr. Goldfarb an option to purchase 16,500 shares of common stock at an exercise price of $4.00 per share. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 201% and a call option value of $3.9657, was $65,435.

(2)Mrs. Goldfarb was appointed Chief Executive Officer on October 1, 2020. We have agreed to compensate Mrs. Goldfarb a total of $292,500 in cash per year commencing on January 1, 2022, and 5,541 shares per month through December 31, 2021. On January 4, 2021, we issued 16,623 shares for Mrs. Goldfarb’s services in 2020. On October 2, 2020, we granted Mrs. Goldfarb an option to purchase 50,000 shares of common stock at an exercise price of $5.25 per share. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 533% and a call option value of $5.2102, was $260,509. On December 28, 2020, we granted Mrs. Goldfarb an option to purchase 16,500 shares of common stock at an exercise price of $4.00 per share. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 201% and a call option value of $3.9657, was $65,435.

(3)Mr. Burke was appointed Chief Financial Officer on December 28, 2020, after serving as Interim Chief Financial Officer on an independent contractor basis from October 1, 2020. We have agreed to compensate Mr. Burke a total of $275,000 in cash per year. Prior to December 28, 2020, Mr. Burke was paid $22,917 per month as an independent contractor. On December 28, 2020, we granted Mr. Burke an option to purchase 20,000 shares of common stock at an exercise price of $4.00 per share. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 201% and a call option value of $3.9657, was $79,455.

(4)On February 26, 2020, we granted Mr. DeCubellis an option to purchase 60,377 shares of common stock at an exercise price of $5.41 per share. The aggregate estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 147.98% and a call option value of $3.7354, was $225,534. Mr. DeCubellis resigned as our Chief Executive Officer on September 30, 2020.

(5)On February 26, 2020, we granted Mr. Eisele an option to purchase 42,264 shares of common stock at an exercise price of $5.41 per share. The aggregate estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 147.98% and a call option value of $3.7354, was $157,874. Mr. Eisele resigned on September 30, 2020. Mr. Eisele’s salary includes $135,197 of accrued severance to be paid in 2021.

(6)All Other Compensation consists of the fair value of 107,420 and 75,194 shares of Allied Esports Entertainment Inc. ("AESE") that were distributed to Mr. DeCubellis and Mr. Eisele, respectively, on August 9, 2020, pursuant to the Management Incentive Plan that was established in 2019.

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Employment Agreements

We have entered into written employment agreements with three of our executive officers.

On October 1, 2020, in connection with his appointment as the Company’s Executive Chairman and Chairman of the Board, the Company entered into an Employment Agreement with Ira Goldfarb (as subsequently amended on January 4, 2021, the “Ira Goldfarb Employment Agreement”). Under the Ira Goldfarb Employment Agreement, (a) for the period beginning on the Closing Date and ending December 31, 2021, the Company agrees to compensate Mr. Goldfarb through the issuance of 90,667 shares of common stock of the Company issuable monthly in even installments, and (b) beginning on January 1, 2022, a base salary payable in monthly increments in an amount equal to the base salary of $330,000 per year through at least October 1, 2025, subject to annual 10% increases. In addition, pursuant to the Ira Goldfarb Employment Agreement, Mr. Goldfarb is eligible for an option grant at the Company’s discretion with vesting 60% as of January 1, 2024 and 20% each anniversary thereafter, and annual discretionary, performance-based bonuses of up to 50% of total compensation.

On October 1, 2020, in connection with her appointment as the Company’s Chief Executive Officer, the Company entered into an Employment Agreement with Claudia Goldfarb (as subsequently amended on January 4, 2021, the “Claudia Goldfarb Employment Agreement”). Under the Claudia Goldfarb Employment Agreement, (a) for the period beginning on the Closing Date and ending December 31, 2021, the Company agrees to compensate Mrs. Goldfarb through the issuance of 83,111 shares of common stock of the Company issuable monthly in even installments, and (b) beginning on January 1, 2022, a base salary payable in monthly increments in an amount equal to the base salary of $292,500 per year through at least October 1, 2025, subject to annual 10% increases. In addition, pursuant to the Claudia Goldfarb Employment Agreement, Mrs. Goldfarb is eligible for an option grant at the Company’s discretion with vesting 60% as of January 1, 2024 and 20% each anniversary thereafter, and annual discretionary, performance-based bonuses of up to 50% of total compensation.

On December 28, 2020, Ira Goldfarb was granted options to purchase 16,500 shares of the Company’s common stock, and Claudia Goldfarb was granted options to purchase 16,500 shares of the Company’s common stock, each grant having an exercise price of $4.00 per share, which represented the closing price of the Company’s shares on the OTCQB marketplace on December 28, 2020. Such Executive Option Grants will vest 60% as of January 1, 2024 and 20% each anniversary thereafter until fully vested.

On December 28, 2020, in connection with his appointment as the Company’s Chief Financial Officer, the Company entered into an Employment Agreement with Brad Burke effective January 1, 2021 (the “Burke Employment Agreement”). Under the Burke Employment Agreement, Mr. Burke receives an annual base salary in the amount of $275,000, payable in accordance with the Company's normal payroll periods will receive benefits consistent with the Company’s standard benefits package available to all employees. The Burke Employment Agreement also contains customary confidentiality, noncompetition, nonsolicitation, and noninterference covenants, and the Company’s standard intellectual property and inventions assignment clauses. Under the Burke Employment Agreement, Mr. Burke is entitled to receive nine months of severance in the event that his employment is terminated by the Company without Cause (as defined in the Burke Employment Agreement). Prior to entering into the Burke Employment Agreement, Mr. Burke was compensated for his service as interim Chief Financial Officer at the same annual base salary amount.

The summaries above are qualified in their entirety by the text of the respective agreements. Copies of the Claudia Goldfarb Employment Agreement and the Ira Goldfarb Employment agreement are attached as Exhibits 10.1 and 10.2 to the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2021 filed with the Securities and Exchange Commission on May 13, 2021. A copy of the Burke Employment Agreement is attached as Exhibit 10.16 to the Company’s annual report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission on March 31, 2021.

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Change in Control and Separation Arrangements with Former Executives

Change in Control Arrangements

We previously entered into Change of Control Agreements (the “CIC Agreements”) with former executives Ken DeCubellis and Michael Eisele. As part of the asset purchase transaction in October 2020 pursuant to which the Company bought substantially all the assets of S-FDF, LLC and began conducting its freeze-dried fruits business activities (the “Asset Purchase”), the CIC Agreements are no longer in force.

Separation Agreements

Concurrently with the Asset Purchase, the Company entered into an amended and restated employment agreement with Ken DeCubellis. Under the agreement, Mr. DeCubellis was entitled to receive compensation at an annualized rate of $300,000 (to be paid, at the Company’s option, in cash or in shares of common stock of Allied Esports Entertainment, Inc. (the “AESE Stock”)) during the period of transition to the Company’s current executive team, in addition to a one-time “catch-up” payment of $50,000. In addition, the Company entered into a Separation Agreement providing that from end of the transition period through September 30, 2021, Mr. DeCubellis is entitled to receive compensation at an annualized rate of $300,000 (to be paid, at the Company’s option, in cash or AESE Stock. In addition, the separation agreement provides that certain outstanding stock options held by Mr. DeCubellis have fully vested as of the Effective Date (as defined therein). The Company’s obligations under Mr. DeCubellis’ amended and restated employment agreement and separation agreement are conditioned on Mr. DeCubellis’ compliance with customary releases, waivers, confidentiality and other standard termination of employment related obligations.

Concurrently with the Asset Purchase, the Company entered into a separation agreement with Mike Eisele. The separation agreement provides that Mr. Eisele will receive compensation for a period of twelve months at the rate of the base salary he otherwise would have received during such period. In addition, the separation agreement provides that certain outstanding stock options held by Mr. Eisele have fully vested as of the date thereof. The Company’s obligations under Mr. Eisele’s separation agreement are conditioned on Mr. Eisele’s compliance with customary releases, waivers, confidentiality and other standard termination of employment related obligations.

The summaries above are qualified in their entirety by the text of the respective agreements, copies of which are attached as Exhibits 10.14 and 10.15 to the Company’s annual report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission on March 31, 2021.

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Outstanding Equity Awards

The following table sets forth information with respect to unexercised stock options, stock that has not vested, and equity incentive plan awards held by our executive officers at December 31, 2020.

Outstanding Option Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date

Ira Goldfarb, Executive Chairman(3)	-0-	50,000(1)	$5.25	October 1, 2030
	-0-	16,500(2)	$4.00	December 27, 2030

Claudia Goldfarb, Chief Executive Officer(3)	-0-	50,000(1)	$5.25	October 1, 2030
	-0-	16,500(2)	$4.00	December 27, 2030

Brad Burke, Chief Financial Officer	-0-	20,000(2)	$4.00	December 27, 2030

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(1)Options granted on October 2, 2020, vests 60% on third anniversary, 20% on fourth, and 20% on fifth anniversary.

(2)Options granted on December 28, 2020, vests 60% on third anniversary, 20% on fourth, and 20% on fifth anniversary.

(3)Does not include shares paid as compensation pursuant to applicable employment agreements.

Option Exercises and Stock Vested

None of our executive officers exercised any stock options or acquired stock through vesting of an equity award during the year ended December 31, 2020.

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Director Compensation

The following table summarizes the compensation paid or accrued by us to our directors that are not Named Executive Officers for the year ended December 31, 2020:

Name	Fees Earned or Paid in Cash	Stock Award	Option Awards	Non-Equity Incentive Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All other Compensation	Total

Bradley Berman(1)	$–	$25,002	$90,215	$–	$–	$–	$115,217
Benjamin S. Oehler(2)	$–	$40,002	$90,215	$–	$–	$–	$130,217
Joseph Lahti(3)	$–	$25,002	$90,215	$–	$–	$–	$115,217
Lyle Berman(4)	$–	$25,002	$90,215	$–	$–	$–	$115,217
Greg Creed(5)	$–	$25,002	$144,084	$–	$–	$–	$169,086

______________________

(1) On October 1, 2020, we issued Mr. Bradley Berman 4,167 shares of common stock for annual director services. The fair value of the common stock was $25,002 based on the closing price of the Company’s common stock on the date of grant. On February 26, 2020, we granted Mr. Bradley Berman an option to purchase 24,151 shares of common stock at an exercise price of $5.41 per share. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 148% and a call option value of $3.7354, was $90,215.

(2) On October 1, 2020, we issued Mr. Oehler a total of 6,667 shares of common stock for annual director and audit committee services. The fair value of the common stock was $40,002 based on the closing price of the Company’s common stock on the date of grant. On February 26, 2020, we granted Mr. Oehler an option to purchase 24,151 shares of common stock at an exercise price of $5.41 per share. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 148% and a call option value of $3.7354, was $90,215. Effective January 27, 2021, Mr. Oehler tendered his resignation.

(3) On October 1, 2020, we issued Mr. Lahti a total of 4,167 shares of common stock for annual director services. The fair value of the common stock was $25,002 based on the closing price of the Company’s common stock on the date of grant. On February 26, 2020, we granted Mr. Lahti an option to purchase 24,151 shares of common stock at an exercise price of $5.41 per share. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 148% and a call option value of $3.7354, was $90,215.

(4) On October 1, 2020, we issued Mr. Lyle Berman a total of 4,167 shares of common stock for annual director services. The fair value of the common stock was $25,002 based on the closing price of the Company’s common stock on the date of grant. On February 26, 2020, we granted Mr. Lyle Berman an option to purchase 24,151 shares of common stock at an exercise price of $5.41 per share. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 148% and a call option value of $3.7354, was $90,215.

(5) On October 1, 2020, we issued Mr. Creed a total of 4,167 shares of common stock for annual director services. The fair value of the common stock was $25,002 based on the closing price of the Company’s common stock on the date of grant. On October 1, 2020, we granted Mr. Creed an option to purchase 24,151 shares of common stock at an exercise price of $6.00 per share. The estimated value using the Black-Scholes Pricing Model, based on a volatility rate of 552% and a call option value of $5.9660, was $144,084.

Our director compensation program consists of a yearly fee for service to the Company paid to non-employee directors and a yearly fee paid to directors serving as chairperson of the audit committee, each of which can be paid in cash or in common stock at the Board’s discretion. For the year 2020 those fees were $25,000 and $15,000, respectively, and were paid either on October 1, 2020 or if later at the beginning of such director’s tenure.

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Security Ownership of Certain Beneficial Owners and Management

As of the Record Date, the Company had 4,716,065 shares of Common Stock issued and outstanding. The following table sets forth the beneficial ownership of the Common Stock as of the Record Date by each person who served as a director and/or an executive officer of the Company on that date, the number of shares beneficially owned by all of the Company’s directors and executive officers as a group, and any persons who beneficially own 5% or greater of the Common Stock as of the Record Date.

Name, Title and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Ownership
Claudia Goldfarb, Chief Executive Officer(2)	1,735,207	36.8%
Brad Burke, Chief Financial Officer	18,382	*
Ira Goldfarb, Chairman of Board(3)	1,740,238	36.9%
Bradley Berman, Director(4)	261,059	5.5%
Lyle Berman, Director(5)	471,893	9.9%
Joseph Lahti, Director(6)	34,033	*
Greg Creed, Director(7)	84,167	1.8%
Chris Ludeman, Director(8)	103,458	2.2%
All Directors and Executive Officers as a Group (8 persons)	2,768,640	57.8%
Neil Sell(9) 3300 Wells Fargo Center 90 South 7th Street Minneapolis, MN 55402	265,606	5.6%
Morris Goldfarb(10) 512 Seventh Avenue, 35th FL New York, NY 10018	357,799	7.6%

____________________

*Indicates beneficial ownership of less than 1%.

(1)Except as pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned. The total number of issued and outstanding shares and the total number of shares owned by each person does not include unexercised warrants and stock options owned by parties other than for whom the calculation is presented, and is calculated as of September 1, 2021.

(2)Includes 1,620,973 shares held in the name of S-FDF, LLC, which is an entity that Claudia owns with her spouse, Ira Goldfarb. Includes 58,824 shares held as joint tenancy with rights of survivorship with her spouse, Ira Goldfarb.

(3)Includes 1,620,973 shares held in the name of S-FDF, LLC, which is an entity that Ira owns with his spouse, Claudia Goldfarb. Includes 58,824 shares held as joint tenancy with rights of survivorship with his spouse, Claudia Goldfarb

(4)Includes 32,746 shares which may be purchased pursuant to stock options and warrants exercisable within 60 days of September 1, 2021. Includes 1,385 shares held by certain trusts for the children of Mr. Bradley Berman, and 6,196 shares owned by Mr. Bradley Berman’s spouse.

(5)Includes 32,661 shares which may be purchased pursuant to stock options and warrants exercisable within 60 days of September 1, 2021. Does not include 123,910 shares held by trusts for the children of Mr. Lyle Berman, for which Mr. Neil Sell and Mr. Gary Raimist are co-trustees.

(6)Includes 7,533 shares which may be purchased pursuant to stock options and warrants exercisable within 60 days of September 1, 2021, and 666 shares held by Mr. Lahti’s spouse.

(7)Includes 50,000 shares held by the Creed Revocable Living Trust, and 30,000 shares held by the Greg and Carolyn Creed Family Trust, for which Mr. Creed is trustee.

(8)Includes 97,058 shares held by Christopher R. & Linda M. Ludeman JTWROS.

(9)Includes 50 shares which may be purchased pursuant to stock warrants exercisable within 60 days of September 1, 2021, and includes an aggregate of 233,555 shares owned by certain trusts, for which Mr. Sell is trustee and inclusive of 123,908 shares for which Mr. Sell is a co-trustee with Mr. Raimist. Does not include 600 shares held by Mr. Sell’s spouse, for which Mr. Sell disclaims beneficial ownership.

(10)Includes 150,000 shares held by Sirrom, LLC and 117,647 shares held by Goldman Family Partners LLC, for which Morris Goldfarb is the beneficial owner.

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ANNUAL REPORT ON FORM 10-K AND ADDITIONAL INFORMATION

Information Available

The Company is subject to the information and reporting requirements of the Exchange Act and in accordance with the Exchange Act, the Company files periodic reports, documents and other information with the SEC relating to its business, financial statements and other matters, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and any reports prior to or subsequent to that date.

Our website address is www.sowginc.com. We make available on this website, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports after we electronically file those materials with, or furnish those materials to, the SEC.

The Company’s filings with the SEC are also available to the public from the SEC’s website, http://www.sec.gov.

Stockholder Communications

Stockholders wishing to communicate with the Board may direct such communications to the Board c/o the Company, Attn: Claudia Goldfarb. Ms. Goldfarb will present a summary of all stockholder communications to the Board at subsequent Board meetings. The directors will have the opportunity to review the actual communications at their discretion.

Delivery of Documents To Security Holders Sharing An Address

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 1440 North Union Bower Rd, Irving, TX 75061.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may send notification to or call the Company’s principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

By Order of the Board of Directors

/s/ Claudia Goldfarb
Name: Claudia Goldfarb
Title: Chief Executive Officer

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